As filed with the Securities and Exchange Commission on February 10, 2006
                                                      Registration No. 333-_____



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                          ----------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                             CHINA NATURAL GAS, INC.
                 (Name of small business issuer in its charter)

         Delaware                       4923                     98-0231607
(State or other Jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of Incorporation or        Classification Code Number)   Identification No.)
       Organization)

                      Tang Xing Shu Ma Building, Suite 418
                                 Tang Xing Road
                               Xian High Tech Area
                             Xian, Shaanxi Province
                                      China
                   (Address and telephone number of principal
                    executive offices and principal place of
                      business) Minqing Lu, Chief Executive
                                     Officer
                             China Natural Gas, Inc.
                      Tang Xing Shu Ma Building, Suite 418
                                 Tang Xing Road
                               Xian High Tech Area
                             Xian, Shaanxi Province
                                      China
                                 86-29-88323325
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Marc J. Ross, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

---------

                         CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- ------------------ --------------------
   Title of each class of        Number of Shares       Proposed          Proposed           Amount of
 securities to be registered     to be registered       maximum           maximum         registration fee
                                                        offering         aggregate
                                                        price per      offering price
                                                         share
------------------------------- -------------------- ---------------- ------------------ --------------------
Common Stock, $0.0001 par           3,714,428          $4.97 (1)        $18,460,707.16        $1,975.30
value
------------------------------- -------------------- ---------------- ------------------ --------------------
Common Stock, $0.0001 par
value issuable upon exercise        1,431,954          $3.60 (2)          5,155,034.40        $  551.59
of Warrants
------------------------------- -------------------- ---------------- ------------------ --------------------
                                    5,146,382                           $23,615,741.56        $2,526.89
------------------------------- -------------------- ---------------- ------------------ --------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 8, 2006, which was $4.97 per share.

(2)  Calculated in accordance with Rule 457(g)(1).


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2006


                             CHINA NATURAL GAS, INC.
                               5,146,382 SHARES OF
                                  COMMON STOCK

     This prospectus relates to the resale by the selling stockholders of up to 5,146,382 shares of our common stock, including up to 1,431,954 shares of common stock issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

     We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

     Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "CHNG" The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on February 8, 2006, was $5.05.

     Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

     No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2006.

                                Table Of Contents

Prospectus Summary...........................................................3
------------------


Risk Factors.................................................................5
------------


Use Of Proceeds..............................................................10
---------------


Market For Common Equity And Related Stockholder Matters.....................10
--------------------------------------------------------


Business.....................................................................13
--------


Facilities...................................................................16
----------


Employees....................................................................16
---------


Legal Proceedings............................................................16
-----------------


Management...................................................................17
----------


Certain Relationships And Related Transactions...............................19
----------------------------------------------


Security Ownership Of Certain Beneficial Owners And Management...............19
--------------------------------------------------------------


Description Of Securities To Be Registered...................................20
------------------------------------------


Indemnification For Securities Act Liabilities...............................20
----------------------------------------------


Plan Of Distribution.........................................................20
--------------------


Penny Stock..................................................................22
-----------


Selling Stockholders.........................................................23
--------------------


Legal Matters................................................................24
-------------


Experts......................................................................24
-------


Available Information........................................................24
---------------------

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "China Natural Gas," "CHNG," the "Company," "we," "us," and "our" refer to China Natural Gas, Inc.

                             CHINA NATURAL GAS, INC.

     We primarily engage in the transmission and distribution of natural gas to commercial, industrial and residential customers.

     We were incorporated in the state of Delaware on March 31, 1999, as Bullet Environmental Systems, Inc. and on May 25, 2000 we changed our name to Liquidpure Corp. and on February 14, 2002 we changed our name to Coventure International Inc. On December 6, 2005, we closed a Share Purchase Agreement with Xian Xilan Natural Gas Co., Ltd., a corporation formed under the laws of the People's Republic of China on January 8, 2000, and the shareholders of Xian Xilan Natural Gas Co., Ltd. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Xian Xilan Natural Gas Co., Ltd. from the shareholders of Xian Xilan Natural Gas Co., Ltd. On December 19, 2005 we changed our name to China Natural Gas, Inc.

     For the nine month period ended September 30, 2005, we had revenue of $2,714,042, with gross profits of $1,298,743.

     Our executive offices are located at Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xian High Tech Area, Xian, Shaanxi Province, China, and our telephone number is 86-29-88323325. We are a Delaware corporation.

The Offering


Common stock offered by selling stockholders.............     5,146,382   shares,   including   up  to
                                                              1,431,954   shares   of   common   stock
                                                              issuable  upon the  exercise  of  common
                                                              stock  purchase  warrants at an exercise
                                                              price of $3.60 per share

Common stock to be outstanding after the offering........     25,350,470 shares

Use  of   proceeds.......................................     We will not  receive any  proceeds  from
                                                              the sale of the common stock  hereunder.
                                                              See  "Use of  Proceeds"  for a  complete
                                                              description.

OTCBB Symbol ............................................     CHNG

                         Summary of Recent Transactions
                         ------------------------------

Acquisition of Xian Xilan Natural Gas Co., Ltd.


     On December 6, 2005, China Natural Gas, Inc., formerly Coventure International Inc., entered into and closed a Share Purchase Agreement with Xian Xilan Natural Gas Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Xilan's shareholders. Pursuant to the Agreement, Coventure acquired all of the issued and outstanding capital stock of Xilan from the Xilan shareholders in exchange for 4,000,000 shares of Coventure common stock. Concurrently with the closing of the Purchase Agreement and as a condition thereof, Coventure entered into an agreement with John Hromyk, its President and Chief Financial Officer, pursuant to which Mr. Hromyk returned 5,971,178 shares of Coventure common stock to Coventure for cancellation. Mr. Hromyk was not compensated in any way for the cancellation of his shares of Coventure Common Stock. Upon completion of the foregoing transactions, Coventure had an aggregate of 5,051,022 shares of common stock issued and outstanding.

Private Offering of Units

January 6, 2006 and January 9, 2006

     On January 6, 2006 and January 9, 2006, we entered into securities purchase agreements with four accredited investors and completed the sale of $5,380,000 of units. The units contained an aggregate of 1,921,572 shares of common stock and 523,055 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction.

     In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 298,888 shares of common stock on the same terms and conditions as the investors.

January 10, 2006 through January 13, 2006

     On January 10, 2006 through January 13, 2006, we entered into securities purchase agreements with four accredited investors and completed the sale of $2,195,198 of units. The units contained an aggregate of 783,999 shares of common stock and 213,422 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction.

     In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 121,955 shares of common stock on the same terms and conditions as the investors.

January 17, 2006

     On January 17, 2006, we entered into securities purchase agreements with an accredited investor and completed the sale of $2,824,802 of units. The units contained an aggregate of 1,008,857 shares of common stock and 274,633 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                          Risks Related To Our Business

Prices of natural gas can be subject to significant fluctuations, which may affect our ability to provide supplies to our customers.

     While we obtain supplies of natural gas from a government owned entity, our supply contracts are subject to review every six months and our prices have not historically fluctuated much. While our management does not expect any issues or difficulty in continuing to renew the supply contracts going forward and our costs for natural gas are strictly controlled by the government and have remained stable over the past 3 years, the price of natural gas can fluctuate in response to changing national or international market forces. Accordingly, price levels of natural gas may rise or fall significantly over the short to medium term due to political events, OPEC actions and other factors, industry economics over the long term.

We are dependent on supplies of natural gas to deliver to our customers.

     We obtain our supplies of natural gas from one supplier, a government owned entity. The ability to deliver our product is dependent on a sufficient supply of natural gas and if we are unable to obtain a sufficient natural gas supply it could prevent us making deliveries to our customers who are dependent on our supply. While we have a supply contract, we do not control the government owned supplier, nor are we able to control the amount of time and effort they put forth on our behalf. It is possible that this supplier may not perform as expected, and that they may breach or terminate their agreements with us before completing their work. It is also possible that, after a semi-annual review of our supply contract, they may choose to provide services to a competitor. Any failure to obtain supplies of natural gas could prevent us from delivering such to our customers.

Our business operations are subject to a high degree of risk and insurance may not be adequate to cover liabilities resulting from accidents or injuries that occur during our physically demanding events.

     Our operations are subject to potential hazards incident to the gathering, processing, separation and storage of natural gas, such as explosions, product spills, leaks, emissions and fires. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility.

     The occurrence of a significant event for which we are not fully insured or indemnified, and/or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates it considers reasonable. To date, however, we have maintained adequate coverage at reasonable rates and have experienced no material uninsured losses.

Changes in the regulatory atmosphere could adversely affect our business.

     The distribution of natural gas and operations of filling stations are highly regulated requiring registrations for the issuance of licenses required by various governing authorities in China. In addition, there are various standards that must be met for filling stations including handling and storage of natural gas, tanker handling, and compressor operation which are regulated. The costs of complying with regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

Because we depend on our senior management's experience and knowledge of the industry, we would be adversely affected if senior management left.


     We are dependent on the continued efforts of our senior management team. We do not currently have employment contracts with our senior executives. If, for any reason, senior executives do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. In addition, we do not maintain key personnel life insurance on our senior executives or other key employees.

We may need to raise capital to fund our operations, and our failure to obtain funding when needed may force us to delay, reduce or eliminate acquisitions and business development plans.

     If in the future, we are not capable of generating sufficient revenues from operations and our capital resources are insufficient to meet future requirements, we may have to raise funds to continue the development, commercialization and marketing of our business.

     We cannot be certain that funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital if required or on acceptable terms, we may have to significantly delay, scale back or discontinue our planned acquisitions or business development plans or obtain funds by entering into agreements on unattractive terms.

                 Risks Related To The People's Republic of China

China's economic policies could affect our business.

     Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

     While China's economy has experienced a significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

     The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Capital outflow policies in The People's Republic of China may hamper our ability to remit income to the United States.

     The People's Republic of China has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital. Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our stockholders.

Although  we do not  import  goods  into or  export  goods  out of The  People's
Republic of China, fluctuation of the Renminbi may indirectly affect our financial condition by affecting the volume of cross- border money flow.

     The value of the Renminbi fluctuates and is subject to changes in The People's Republic of China's political and economic conditions. Since July 2005, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People's Bank of China, which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets. As of January 9, 2006, the exchange rate between the Renminbi and the United States dollar was
8.07 Renminbi to every one United States dollar.


We may face obstacles from the communist system in The People's Republic of China.

     Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China, including a stifling bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in The People's Republic of China.

     The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Because our assets and operations are located in China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

     We are a holding company, and all of our assets are located in the Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

     There is uncertainty as to whether courts of the Republic of China would enforce:

     o    Judgments  of  United  States  courts  obtained  against  us or  these
          non-residents   based  on  the  civil  liability   provisions  of  the
          securities laws of the United States or any state; or

     o In original actions brought in the Republic of China, liabilities against us or these non-residents predicated upon the securities laws of the United States or any state.

     Enforcement of a foreign judgment in the Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

We may face political and/or judicial corruption in The People's Republic of China.

     Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through The People's Republic of China's poorly developed and often corrupt judicial systems.

The admission of China into the World Trade Organization could lead to increased foreign competition.

     The natural gas industry is regulated by the provincial and central government authorities for safety and to ensure that all areas receive natural gas service in an economically sound fashion. However, as a result of China becoming a member of the World Trade Organization (WTO), restrictions on foreign investment in the industry may be reduced. With China's need to meet growth in natural gas demand and the WTO's requirement for a reduction of import tariffs as restrictions on foreign investment as a condition of membership, such events could lead to increased competition in the natural gas industry.

                         Risks Related To This Offering

There Is No Assurance Of An Established Public Trading Market, Which Would Adversely Affect The Ability Of Investors In Our Company To Sell Their Securities In The Public Markets.

     Although our common stock trades on the Over-the-Counter Bulleting Board (the "OTCBB"), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock
Market"). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

     o    the issuance of new equity securities;
     o    changes in interest rates;
     o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
     o    variations in quarterly operating results;
     o    change in financial estimates by securities analysts;
     o    the depth and liquidity of the market for our common stock;
     o investor perceptions of our company and the technologies industries generally; and
     o    general economic and other national conditions.

The Limited Prior Public Market And Trading Market May Cause Volatility In The Market Price Of Our Common Stock.

     Our common stock is currently traded on a limited basis on the OTCBB under the symbol "CHNG." The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

     o investors may have difficulty buying and selling or obtaining market quotations;
     o    market visibility for our common stock may be limited; and
     o a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our Common Stock Could Be Considered To Be A "Penny Stock."

     Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange;

(iii) it is NOT quoted on The Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-Dealer Requirements May Affect Trading And Liquidity.

     Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

     Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares Eligible For Future Sale May Adversely Affect The Market Price Of Our Common Stock, As The Future Sale Of A Substantial Amount Of Our Restricted Stock In The Public Marketplace Could Reduce The Price Of Our Common Stock.

     From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders' common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.


     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On March 17, 2004, our common stock was approved for listing on the Over-the-Counter Bulletin Board under the symbol "CVNI." On December 19, 2005 our symbol was changed to "CHNG" and our fiscal year end was changed to December
31. The following table sets forth, the range of high and low closing bid quotations for our common stock since our common stock was listed on the Over-the-Counter Bulletin Board, reflecting the applicable fiscal periods based on the change in our fiscal year end. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

Period
------
                                         High*                    Low*
                                    ------------------      ------------------
December 31, 2005                   $      3.60             $    0.5275

July 31, 2005                       $      6.00             $      0.50
                                    ==================      ==================
April 30, 2005                      $      2.90             $      1.05
                                    ==================      ==================
January 31, 2005                    $      7.25             $      0.45
                                    ==================      ==================
October 30, 2004                    $      0.45             $      0.45
                                    ==================      ==================
July 31, 2004                       $      1.50             $      0.25
                                    ==================      ==================
April 30, 2004                      $      0.30             $      0.30
                                    ==================      ==================

     As of February 8, 2006, there were approximately 50 holders of record of our common stock.

Dividends

     There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

     1. We would not be able to pay our debts as they become due in the usual course of business; or

     2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

     The  following  table  shows   information  with  respect  to  each  equity
compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2005.

                      EQUITY COMPENSATION PLAN INFORMATION

------------------------------------ ------------------------ ----------------------- ---------------------------
           Plan category              Number of securities       Weighted average        Number of securities
                                        to be issued upon       exercise price of      remaining available for
                                           exercise of         outstanding options,     future issuance under
                                      outstanding options,     warrants and rights    equity compensation plans
                                       warrants and rights                              (excluding securities
                                                                                       reflected in column (a)
------------------------------------ ------------------------ ----------------------- ---------------------------
                                               (a)                     (b)                       (c)
------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans approved             -0-                     -0-                       -0-
by security holders
------------------------------------ ------------------------ ----------------------- ---------------------------

------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans not                  -0-                     -0-                       -0-
approved by security holders
------------------------------------ ------------------------ ----------------------- ---------------------------

------------------------------------ ------------------------ ----------------------- ---------------------------
Total                                          -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

     The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

     The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Corporate History

     We were incorporated in the state of Delaware on March 31, 1999, as Bullet Environmental Systems, Inc. and on May 25, 2000 we changed our name to Liquidpure Corp. and on February 14, 2002 we changed our name to Coventure International Inc. On December 6, 2005, we closed a Share Purchase Agreement with Xian Xilan Natural Gas Co., Ltd., a corporation formed under the laws of the People's Republic of China on January 8, 2000, and the shareholders of Xian Xilan Natural Gas Co., Ltd. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Xian Xilan Natural Gas Co., Ltd. from the shareholders of Xian Xilan Natural Gas Co., Ltd. On December 19, 2005 we changed our name to China Natural Gas, Inc.

Nine Months Ended September 30, 2005 Compared To Nine Months Ended September 30, 2004

Revenue. For the nine-month period ended September 30, 2005 as compared to the nine-month period ended September 30, 2004, we generated net revenues of $2,714,042 and $701,615 respectively, reflecting an increase of $2,012,427 or
287%. The increase in revenues was due to increased construction and installation revenue as we signed new residential and commercial customers. These customers pay approximately 60% of the construction costs up front and the balance is paid as part of the monthly natural gas bill.

Gross profit. We achieved a gross profit of $1,298,743 for the nine months ended September 30, 2005, an increase of $1,034,828 or 392%, compared to $263,915 for the nine months ended September 30, 2004. Gross margin, as a percentage of revenues, increased from 37.6% for the nine months ended September 30, 2004, to 47.9% for the nine months ended September 30, 2005. The increase in gross profit is due to the increased construction and installation activity. The increase in gross margin is attributable to the margins that are received during construction and installation, we work with gross margins that are approximately 50%, mostly due to the low cost of labor.

Operating expenses. We incurred operating expenses of $530,217 for the nine months ended September 30, 2005, an increase of $39,818 or 10%, compared to $487,718 for the nine months ended September 30, 2004. This increase represents our continued development and implementation of our strategy to develop the filling station business, as well as administering the increased construction and installation activity. Aggregated selling expenses of $299,352 for the nine months ended September 30, 2005 and $282,924 for the nine months ended September 30, 2004 account for expenses related to costs associated with sales and marketing of our products. Operating expenses include general and administrative expenses of $132,991 and $109,600 for the first nine months of 2005 and the first nine months of 2004, respectively. Operating expenses relate to cost of maintaining our facilities, salaries and planning the initial roll out of the filling station business.

Net income (loss). Our net income was $736,802 for the nine months ended September 30, 2005, an increase of $865,091 compared to net loss of $128,289 for the nine months ended September 30, 2004. The increase was fully attributed to the growth of construction and installation fees.

Twelve Months Ended December 31, 2004 Compared To Twelve Months Ended December 31, 2003

Revenue. We generated revenues of $884,413 for the twelve months ended December 31, 2004, a decrease of $687,880 or -43.8%, compared to $1,572,293 for the twelve months ended December 31, 2003. The decrease in revenue was due to the completion of the first phase of construction and installation necessary to bring new customers into our system. This work was completed ahead of time and accounts for the relatively minor amount of construction and installation work in the same period of 2004. Due to the rapid pace of the work completed in 2003, we were able to focus on signing new customers in 2004, hence the surge in construction and installations in 2005.

Gross profit. We achieved a gross profit of $370,367 for the twelve months ended December 31, 2004, a decrease of $143,535 or 28%, compared to $513,902 for the twelve months ended December 31, 2003. Gross margin, as a percentage of revenues, decreased from 41.9% for the twelve months ended December 31, 2003, to 32.7% for the twelve months ended December 31, 2004. The decrease in gross margin was attributed to the 57% decrease in construction and installation activity in 2004, this segment of our business, although not a monthly recurring business is highly profitable with gross margins that are nearly 50%.

Operating expenses. We incurred operating expenses of $530,217 for the twelve months ended December 31, 2004, an increase of $42,499 or 9%, compared to $487,718 for the twelve months ended December 31, 2003. These operating expenses are related to increased sales and marketing costs to sign new residential and commercial customers that were put on line in 2005. In addition we began to address the filling station strategy, identifying possible locations for the filling stations and commencing the process of applying to the proper governmental agencies for all necessary approvals and licenses to construct the new filling stations.


Net Income (loss). Net loss was $161,768, for twelve months ended December 31, 2004, a decrease of $240,982, from net income of $79,214 for the twelve months ended December 31, 2003. This loss can be attributed to increased marketing efforts to new residential and commercial customers as well as the decline in revenues associated with construction and installation activities that were completed ahead of schedule.

Liquidity and Capital Resources

     As of September 30, 2005 we had $1,001,243 cash and cash equivalents on hand compared to $65,177 cash and cash equivalents as of September 30, 2004. During January 2006 we raised $10,400,000 in a private placement of shares of our common stock and warrants to purchase our common stock and paid an aggregate of $984,775.74 in fees and expenses to a placement agent in connection with this offering. Based on past performance and current expectations, we believe our cash and cash equivalents, cash generated from operations, as well as future possible cash investments, will satisfy our working capital needs, capital expenditures and other liquidity requirements associated with our operations. We had net cash flows provided by operations of $69,256 for the nine month period ended September 30, 2005 as compared to net cash provided by operations of $396,079 in the corresponding period last year. The decrease in net cash flows from operations in the current period as compared to corresponding period last year was mainly due to an increase in accounts receivables of $297,892 during the nine month period ended September 30, 2005.

     Cashflows from investing activities resulted in net usage of $2,671,533 in the current period as compared to net usage of $374,638 in the corresponding period last year. The greater usage in the current period was mainly due to advance payments made to equipment suppliers for investments necessary to construct and build the filling stations. We had inflows from investment activities of $3,503,897 during the nine month period ended September 30, 2005, in connection with shares of common stock issued by Xian Xilan Natural Gas Co., Ltd. prior to our acquisition of all of the issued and outstanding capital stock of Xilan from the Xilan shareholders.

     The majority of our revenues and expenses were denominated primarily in Renminbi ("RMB"), the currency of the People's Republic of China.

     There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. We do not engage in currency hedging. Inflation has not had a material impact on our business.


                                    BUSINESS

Overview of Business

     We primarily engage in the transmission and distribution of natural gas to commercial, industrial and residential customers.

Business

End User Delivery of Natural Gas

     We are the sole authorized provider of natural gas to residential customers in certain parts of the Xian area, including Lantian County and the Baqiao District. We are currently supplying natural gas to approximately 50,000 households in the Xian area. Via a connecting point with a high pressure pipeline network from the government operated Shaanxi Natural Gas Company, natural gas with much lower pressure is delivered to our residential, commercial and industrial customers. We own approximately 120 km of high pressure pipeline. We are the only private company in Shaanxi province to own this type of high pressure pipeline.

     Our management is seeking to expand supply services to the Shangluo and Ankang areas of Shaanxi province. Upon approval from the government, we would also have the exclusive right to provide natural gas to residential and commercial end users in those areas. In order to obtain such approval, we were required to submit a project proposal for the feasibility of supplying gas to each area. In Ankang, we applied to the Urban and Rural Construction Bureau. In Shangluo, applications were made to the Municipal Administration Bureau. The approval process takes approximately four to six months and is pending.

Wholesale to Filling Stations

     We sell compressed natural gas to filling stations on a wholesale basis. The stations, in turn, sell natural gas to taxis and buses in Xian which operate on compressed natural gas (CNG) technology. Government statistics indicate that there are currently 5,000 buses and 20,000 taxis using natural gas in Xian. Each bus uses an average of 70 cubic meters of CNG per day and taxis use an average of 30 cubic meters of CNG per day (source: Xian Clean Fuel Vehicles Commission
2005).

     In July 2005, we purchased a Compressor Station which is operated in proximity to our pipeline and which allows us to compress and transport natural gas via truck to retail gas stations. We also plan to develop a liquefied form of natural gas (LNG) that can be transported over longer distances by gas tanker truck and which could expand our geographical sales. We are currently conducting a feasibility study with regard to LNG production. This study should be completed in June 2006. In order to construct an appropriate LNG plant, we will require approximately US$19 million (RMB 150 million), with construction of the plant completed by year end 2006, testing in October 2007 and production commencing in December 2007, assuming appropriate financing can be obtained. We can begin the process with our current licenses but in the future will require approval from Shaanxi Development and Reform Commission for LNG production.

Retail Filling Stations

     Based on company estimates, by the end of June 2005, the total demand for compressed natural gas vehicular fuel in the Xian area was approximately one million cubic meters per day. We expect demand for natural gas as a transport fuel to continue to increase based on government clean energy policy as expressed in the proposal for the Eleventh Ten Year Plan (2006-2010) and the end-user cost advantages of CNG fuel over gasoline. We estimate that the average filling station in Xian pumps approximately 12,000 cubic meters of natural gas per day. Based on a survey we conducted, as of November 1, 2005, there were 31 filling stations in Xian pumping approximately 372,000 cubic meters of CNG fuel per day, a figure well below estimated total demand.

     As of February 9, 2006 we have completed construction and are operating two natural gas filling stations in the Xian metropolitan area. Currently, we purchase natural gas for 1.16 RMB/cubic meter and sell each cubic meter for 1.90RMB net of VAT. The construction time for each filling station is 45-60 days and the cost is approximately US$600,000. The construction of additional facilities is dependent upon our ability to acquire sufficient additional capital when needed.

     Our management believes that our vertically integrated operation should allow us to be able to surpass the average sales volume of competing stations, estimated at 12,000 cubic meters per day, based on our proprietary supply of CNG from our own pipeline.

Marketing

     We market the end user delivery of the natural gas segment of the business through advertising in the general media and direct solicitation of real estate development companies and government officials. We participate in trade shows and conferences such as the 7th Xian Global Gas Fuels Technology Equipment and Auto Service Station Exhibition which was held in June 2005. For the retail filling station segment of the business, we will target advertising to taxi drivers, who are the largest segment of end-users of the company's CNG fuel product. A discount loyalty card will be made available to the professional driving community including taxi and bus drivers. Brochures, radio and newspaper advertisements and point of sale displays will also be utilized.

Suppliers

     Currently, we have only one natural gas supplier, the Shaanxi Natural Gas Co., Ltd., a government owned enterprise. In the past, contracts were renewed on an annual basis. However, as the volume of usage has increased, Shaanxi Natural Gas has revised their policies, and contract terms are now six months and subject to review prior to renewal. Our management reports that we do not expect any issues or difficulty in continuing to renew the supply contracts going forward. Price points for natural gas are strictly controlled by the government and have remained stable over the past 3 years.

Customers

Residential/Commercial

     We supply natural gas to approximately 50,000 residential customers in Lantian County, Lintong and Baqiao Districts in the jurisdiction of Xian. These residences include apartment blocks and small estates. Commercial customers include small businesses like restaurants and office buildings.

Industrial

     Within the Xian region there are several industries to which we supply natural gas as a raw material for their production process including the Xiwei Aluminum Company.

Wholesale to Filling Stations

     Currently, we supply natural gas to several of the privately owned and operated CNG filling stations in the Xian area. Upon the completion of construction of our company-owned filling stations, we will also supply our own filling stations for sales to retail end users.

Industry Overview

     China's rapidly expanding economy is stretching the limits of its energy resources. Currently, only 3% of China's total energy usage is natural gas, while the world's average consumption of natural gas is 24% of total energy usage. (source: US Energy Information Administration ("EIA"), August 2005) Over the next 5 years, China's use of natural gas is generally expected to double. China's domestic reserve of natural gas was estimated to be 53.3 trillion cubic feet (tcf) at the beginning of 2005 (source: EIA August 2005). The country's largest reserves are located in western and north central China, including the Province of Shaanxi, the home of Xilan.

     In order to meet the growth in natural gas demand, the PRC government has encouraged private companies to invest in and build the natural gas infrastructure. On December 27, 2002, the Ministry of Construction issued a memorandum stating that regulation of the public utility industry (including gas distribution) should be liberalized and foreign and private investment participation should be encouraged and welcomed. The memorandum encouraged private investment in the sector and provided a legal framework for private urban natural gas distribution.

Intellectual Property

     We have applied for a service mark on the "Xilan" name, which is used in connection with all services.

Research and Development

     We have not had any material research and development expenses over the past two years. We project expenditures of approximately $100,000 for research and development in 2006. The funding source for all research and development expenses is expected to come from operating cash flows.

Governmental and Environmental Regulation

     To date, we have been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

     o    Qualified  Urban Fuel  Operator  Business  License  authorized  by the
          Shaanxi Construction Bureau, the local office of the Ministry of Construction, effective from January 2, 2004 to January 2, 2009. (License number SHAANRANZHI 166)
     o License to Supply, Install Equipment and Maintain Gas Fuel Lines issued by the local Gas Fuels for Heating Bureau, an agency of the Ministry of Construction and the Xian Natural Gas Management Bureau. (License number: XIRAN 136)
     o Safety and Inspection Regulation for Special Equipment Safety Inspection Standards for High Pressure Pipeline and Technical Safety Inspection Regulations from the Shaanxi Quality and Technology Inspection Bureau for compressor stations and pressure storage tank system. (Approval letter reference: 2004SHAANGUOCHUHAN033)
     o Annual Safety Inspection of Lightning Conductor Equipment approved by the Shaanxi Meteorology Bureau. (Certificate number 0005274)

     The Citygate and Compressor Stations are approved by the local office of the Ministry of Construction.

     Fuel service station standards are subject to regulation by the Ministry of Construction, the General Administration of Quality Supervision, and the Bureau of Inspection and Quarantine of the People's Republic of China. Certificates will be issued upon satisfactory inspection of service stations.

     There are various standards that must be met for filling stations including handling and storage of gas, tanker handling, and compressor operation. These standards are regulated by the Local Ministry of Construction and the Gas Field Operation Department of the Municipal Administration Committee. Inspections will be carried out by the Municipal Development and Reform Commission which will issue a certificate for the handling of dangerous chemical agents.

     Standards for the design and construction of filling stations must conform to GB50156-2202 and technology standard BJJ84-2000.

Competition

     The three largest state owned energy companies, CNPC (China National Petroleum Corporation) Group, SINOPEC, and CNOOC are principally engaged in the upstream supply of energy and are major players in exploration and transportation of oil and gas. They build much of the country's high pressure pipeline infrastructure. Natural gas is distributed to smaller regional firms that redistribute the gas to the end user, either through lower pressure pipeline networks, or via tankers in the form of liquid natural gas (LNG).

     We are aware of two privately owned companies in China which may be considered to be our direct competitors: Xinjiang Guanghui LNG Development
Corporation Ltd and Xin'Ao Gas Field Ltd. Xinjiang Guanghui LNG Development Corporation Ltd is primarily involved in the transportation of LNG via tanker truck to storage facilities from natural gas wells. Xin'Ao Gas Field Ltd. is a publicly owned company traded on the Hong Kong Exchange, distributing natural gas via pipeline, doing business in 13 provinces and municipalities that have a combined population of 31 million. Neither Xinjiang Guanghui nor Xin'Ao is approved to supply natural gas to any area in which Xilan is currently operating.

     Currently, there are approximately 31 filling stations in Xian City. Thirteen of these stations are state owned enterprises. The other 18 stations are privately owned with the majority of these being single station operators. We believe that we can effectively compete with the stations based upon our organization, experience and financial resources.

                                   FACILITIES

     Our principal executive offices are located at Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xian High Tech Area, Xian, Shaanxi Province, China. Office #1 consists of approximately 137.9 square meters which are rented on a monthly basis for $510.11 and office #2 consists of approximately 265.59 square meters which are rented on a monthly basis for $982.45.

     Our properties are located in Lantian county, Baqiao District and Gaoxin District of Xian, Shaanxi province. We own a 120km high-pressure underground pipeline network and two Citygate stations (terminals) with accompanying buildings and equipment. We lease the main office building where we are headquartered and three filling station sites.

     We believe that current facilities are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

                                    EMPLOYEES

    As of January 31, 2006 we had a total of 208 employees in the following capacities: 14 in management; 9 in administrative; 81 in operations; 4 in sales department; 16 in R&D ; 9 in finance and 75 employees at the retailing filling station. We have not experienced any work stoppages and we consider relations with our employees to be good. We are not a party to any collective bargaining agreements.

                                LEGAL PROCEEDINGS

     From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. We are not currently aware of any such legal proceedings or claims.

                                   MANAGEMENT

Executive Officers and Directors

     Below are the names and certain information regarding our executive officers and directors:

----------------------------- ------- ----------------------------------------
Name                          Age     Position
----------------------------- ------- ----------------------------------------
Minqing Lu                    43      Chief Executive Officer and Director
----------------------------- ------- ----------------------------------------
Xiaogang Zhu                  51      Chief Financial Officer
----------------------------- ------- ----------------------------------------
Yuman Chen                    35      Vice President - Marketing
----------------------------- ------- ----------------------------------------
Liangzhong Li                 44      Vice President - Construction
----------------------------- ------- ----------------------------------------
Qinan Ji                      48      Chairman of the Board
----------------------------- ------- ----------------------------------------
Bo Chen                       48      Vice Chairman of the Board
----------------------------- ------- ----------------------------------------

     Officers are elected annually by the Board of Directors, at our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Qinan Ji, Chairman of the Board of Directors - Mr. Ji joined Xilan as the Chairman of the Board of Directors in 2005. In 1996, he founded the Anxian Hotel in Weinan City in Shaanxi Province. In 2001, he formed the Xian Sunway
Technology and Industry Co., Ltd. He has more than 20 years experience in the energy and petroleum industries in operational, administrative, management and government relations roles. He received a Bachelor of Economy Management from North West University (Shaanxi).

Bo Chen, Vice Chairman of the Board of Directors - Mr. Chen was named Vice Chairman of the Board of Directors of Xilan in October 2005. He is currently the President of Bodisen Biotech, Inc., a publicly listed company on the AMEX (symbol: BBC), and is one of its original founders and stockholders having joined that company in 2000. From August 1997 to August 2001, Mr. Chen was Chief Operations Officer and Chief Technology Officer of Shaanxi Bodisen Chemical Co., Ltd. From July 1994 to December 1997, he was the Chief Executive Officer and President of Yang Ling Shikanglu Chemical Technology Development Co., Ltd. He received his Bachelor of Science degree from Shaanxi Normal College in July 1984.

Minqing Lu, Chief Executive Officer, Member of the Board of Directors - Mr. Lu joined Xilan in February 2005. He is Chief Executive Officer and serves on the Board of Directors. From February 1999 to May 2002, he was the executive director of Beijing Peixinkenu Investment Consultancy Company. From May 2002 to July 2004, he was President of Fenghua Aidi Air Service Company in Beijing. He received a Certificate of Management in July 1994 from Central Party College.

Xiaogang Zhu, Chief Financial Officer - Mr. Zhu joined Xilan as the Chief Financial Officer in January 2005. He spent 16 years working at the Ministry of General Logistics 3546 Company and his last position there was manager of the Finance Department. From September 2000 to December 2004, Mr. Zhu was the Vice General Manager and CFO of Xian Dapeng Biotech Co., Ltd. He received a Bachelor of Accounting degree from Xian Jiaotong University.

Yuman Chen, Vice President, Marketing - Ms. Chen joined Xilan in the beginning of 2000. She has spent the last five years at Xilan serving in the finance department until January 2001 when she became the manager of the Operations Department. In January 2005, she became the Vice President of Marketing Development and Customer Support. She received a Bachelors Degree in Management from North West University (Shaanxi) in July 1996.

Liangzhong Li, Vice President, Construction - Mr. Li joined Xilan in February 2005. He has 15 years experience in the natural gas industry. He is Vice President of Construction and oversees the construction pipeline networks and installation of gas fittings. From 1999 to 2002, he was Vice General Manager of Leqing Pipeline of Liquefied Oil Gas Company in Zhejiang Province. From 2002 to 2004, he was Vice General Manager and Manager of Construction Department in Leqing Natural Gas Company. He received a certificate of literature from North West University (Shaanxi) in July 1986.

Board of Directors

     Our Directors are elected by the vote of a plurality in interest of the holders of our voting stock and hold office for a term of one year and until a successor has been elected and qualified.

     A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

     Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board.

Executive Compensation

     The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") for our last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------- -----------------------------------------------------------
                                                                                       Long Term Compensation
---------------------------------------------------------------------- -----------------------------------------------------------
                                   Annual Compensation                            Awards                     Payouts
---------------------------------------------------------------------- ------------------------------ ----------------------------
                                                                                          Securities
                                                          Other           Restricted        Under-
   Name And                                             Annual            Stock           Lying       LTIP        All Other
   Principal                    Salary      Bonus      Compensation      Compensation     Options/     Payouts     Compensation
   Position           Year        ($)         ($)           ($)               ($)          SARs (#)      ($)           ($)
-------------------- -------- ----------- ----------- ---------------- ----------------- ------------ ---------- -----------------

-------------------- -------- ----------- ----------- ---------------- ----------------- ------------ ---------- -----------------
Minqing Lu,            2005    7,500            0           0                 0                0           0             0
Chief Executive
Officer and Director
-------------------- -------- ----------- ----------- ---------------- ----------------- ------------ ---------- -----------------

-------------------- -------- ----------- ----------- ---------------- ----------------- ------------ ---------- -----------------
Huai'pu Zhang,        2004    5,000            -0-         -0-                -0-              -0-         -0-           -0-
Former President,     2003    5,000            -0-         -0-                -0-              -0-         -0-           -0-
Chief Executive
Officer and
Director
-------------------- -------- ----------- ----------- ---------------- ----------------- ------------ ---------- -----------------

-------------------- -------- ----------- ----------- ---------------- ----------------- ------------ ---------- -----------------

                      EQUITY COMPENSATION PLAN INFORMATION

     There has been no common stock authorized for issuance with respect to any equity compensation plan as of the fiscal year ended December 31, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 2005, we loaned $77,169 to Qinan Ji, Chairman of the Board. The loan was made on a interest free basis and was repaid in its entirety in October 2005.

     In July 2005, we loaned $94,393 to Xian Sunway Technology & Industry Co., Ltd., one of our principal shareholders. The loan was made on an interest free basis and was repaid in its entirety on November 2005.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 8, 2006 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our named executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

   ------------------------------------------------------------------------------------------------------------
   Name of Beneficial Owner (1)                             Number of       Percentage of Shares Beneficially
                                                             Shares                    Owned (2)
                                                           Beneficially
                                                             Owned
   ----------------------------------------------------- ----------------- ------------------------------------
   Minqing Lu                                                     695,652                                 2.9%
   ----------------------------------------------------- ----------------- ------------------------------------
   Xiaogang Zhu                                                         0                                    *
   ----------------------------------------------------- ----------------- ------------------------------------
   Yuman Chen                                                           0                                    *
   ----------------------------------------------------- ----------------- ------------------------------------
   Liangzhong Li                                                        0                                    *
   ----------------------------------------------------- ----------------- ------------------------------------
   Qinan Ji                                                  5,931,596(3)                                24.8%
   ----------------------------------------------------- ----------------- ------------------------------------
   Bo Chen                                                   2,063,768(4)                                 8.6%
   ----------------------------------------------------- ----------------- ------------------------------------
   Yangling Bodisen Biotech Development Co, Ltd.             2,063,768(4)                                 8.6%
   ----------------------------------------------------- ----------------- ------------------------------------
   Xiang Ji                                                     1,456,232                                 6.1%
   ----------------------------------------------------- ----------------- ------------------------------------
   Shaohu Jia                                                   1,080,580                                 4.5%
   ----------------------------------------------------- ----------------- ------------------------------------
   Xian Sunway Technology & Industry Co., Ltd                2,875,364(3)                                12.0%
   ----------------------------------------------------- ----------------- ------------------------------------
   Amaranth LLC                                                 1,363,096                                 5.6%
   ----------------------------------------------------- ----------------- ------------------------------------
   All officers and directors as a group (6 persons)      8,691,016(3)(4)                                36.3%
   ----------------------------------------------------- ----------------- ------------------------------------

      *     Less than 1%.

     (1) Except as otherwise indicated, the address of each beneficial owner is c/o Xian Xilan Natural Gas Co., Ltd., Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xian High Tech Area, Xian, Shaanxi Province, China.

     (2) Applicable percentage ownership is based on 23,918,516 shares of common stock outstanding as of February 8, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of February 8, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of February 8, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

     (3) Of which 2,875,364 shares are owned by Xian Sunway Technology & Industry Co., Ltd. ("Sunway"). Qinan Ji owns 42.1% of Xian Sunway and may be deemed to beneficially own such shares.

     (4) Of which 2,063,768 shares are owned by Yangling Bodisen Biotech Development Co, Ltd. ("Bodisen"). Mr. Chen is President, a member of the Board of Directors and a 23% stockholder of Bodisen and may be deemed to beneficially own such shares.

     No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company is a party adverse to the Company or has a material interest adverse to the Company.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share and 5,000,000 shares of preferred stock, par value $.0001. As of February 8, 2006, there were 23,918,516 shares of our common stock issued and outstanding and no shares of preferred stock outstanding.

     Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

     Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits the purchaser;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately-negotiated transactions;

     o short sales that are not violations of the laws and regulations of any state or the United States;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    through the writing of options on the shares;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and
     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and
     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

     The following table sets forth the common stock ownership of the selling stockholders as of Fenruary 8, 2006. The selling stockholders acquired their securities through a private placement offering which closed on January 17, 2006.

     We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, except as set forth below, the selling stockholders are not registered broker-dealers.

                                                Total
                                             Shares Owned
                                             and Issuable                     Number of       Percentage of
                                             Upon Exercise                   Shares Owned     Common Stock
                                             of Warrants      Number of         After          Owned After
                                               Before       Shares Offered   Completion of     Completion of
            Name                              Offering        for Sale        Offering (1)     Offering (2)
-------------------------------------------- ------------  ---------------  ---------------- ----------------
Amaranth LLC(3)                              1,363,096        1,363,096                 0               0%
SovGem Limited(4)                              454,365          454,365                 0               0%
MidSouth Investor Fund LP(5)                   181,889          181,889                 0               0%
Jayhawk China Fund (Cayman) Ltd.(6)            445,278          445,278                 0               0%
T2 Capital Management, LLC(7)                   36,349           36,349                 0               0%
Broadlawn Master Fund, Ltd.(8)                  22,718           22,718                 0               0%
Jon D. Gruber and Linda Gruber Trust(9)         68,152           68,152                 0               0%
Gruber & McBaine International(10)              77,243           77,243                 0               0%
J. Patterson McBaine                            22,721           22,721                 0               0%
Lagunitas Partners(11)                         286,250          286,250                 0               0%
Primarius China Fund, LP(12)                   227,182          227,182                 0               0%
Nite Capital LP(13)                             68,154           68,154                 0               0%
Antoine de Sejournet                            63,611           63,611                 0               0%
Philippe de Cock de Rameye                      11,450           11,450                 0               0%
Vision Opportunity Master Fund, Ltd.(14)        90,874           90,874                 0               0%
Citizens Security Life Insurance Co.(15)        22,718           22,718                 0               0%
Peijian Sun                                    636,111          636,111                 0               0%
Jiakuan Wang                                   647,379          647,379                 0               0%
New York Global Securities (16)                420,843          420,843                 0               0%
TOTAL                                        5,146,382        5,146,382                 0               0%
     * Less than 1%.

     (1)  Assumes that all securities registered will be sold.
     (2) Applicable percentage ownership is based on 23,918,516 shares of common stock outstanding as of February 8, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of February 8, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of February 8, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
     (3) Amaranth Advisors L.L.C., the trading advisor for Amaranth LLC, exercises voting and dispositive power rights over the shares held by Amaranth LLC. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. Each of Amaranth Advisors L.L.C. and Amaranth Global Securities Inc., affiliates of Amaranth LLC, is a broker-dealer registered pursuant to Section 15(b) of the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. Neither of such broker-dealers is authorized to engage in securities offerings either as an underwriter or as a selling group participant and neither of such broker-dealers actually engages in any such activity.
     (4) Peter Charles St. George has the voting and dispositive rights over the shares held by SovGem Limited.
     (5) Lyman O. Heidtke has the voting and dispositive rights over the shares held by MidSouth Investor Fund LP.

     (6) Kent C. McCarthy has the voting and dispositive rights over the shares held by Jayhawk China Fund (Cayman) Ltd.
     (7) Richard Taney has the voting and dispositive rights over the shares held by T2 Capital Management, LLC.
     (8) Jon Bloom has the voting and dispositive rights over the shares held by Broadlawn Master Fund, Ltd.
     (9) Jon D. Gruber has the voting and dispositive rights over the shares held by Jon D. Gruber and Linda Gruber Trust.
     (10) Gruber & McBaine Capital Management is the general partner and has the voting and dispositive rights over the shares held by Gruber & McBaine International and Jon D. Gruber and J. Patterson McBaine oversee all voting and investment activity of Gruber & McBaine Capital Management.
     (11) Gruber & McBaine Capital Management is the general partner and has the voting and dispositive rights over the shares held by Lagunitas Partners and Jon D. Gruber and J. Patterson McBaine oversee all voting and investment activity of Gruber & McBaine Capital Management.
     (12) Patrick Lin has the voting and dispositive rights over the shares held by Primarius China Fund, LP.
     (13) Keith Goodman, a manager of the general partner of Nite Capital LP, has the voting and dispositive rights over the shares held by Nite Capital LP.
     (14) Adam Benowtiz has the voting and dispositive rights over the shares held by Vision Opportunity Master Fund, Ltd.
     (15) Darrell Wells has the voting and dispositive rights over the shares held by Citizens Security Life Insurance Co.
     (16) Scott Morrison has the voting and dispositive rights over the shares held by New York Global Securities.

                                  LEGAL MATTERS

     Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

     Our financial statements as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the period of December 31, 2004 and 2003, appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

     In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

                             CHINA NATURAL GAS, INC.
                   (FORMERLY XI'AN XILAN NATURAL GAS CO., LTD)

                          INDEX TO FINANCIAL STATEMENTS




Report of Independent Registered Public Accounting Firm                   F-1

Balance Sheet                                                             F-2

Statements of Operations                                                  F-3

Statements of Stockholders' Equity                                        F-4

Statements of Cash Flows                                                  F-5

Notes to Financial Statements                                             F-6

         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders and Board of Directors
Xi'an Xilan Natural Gas Company, LTD.

We have audited the accompanying balance sheet of Xi'an Xilan Natural Gas Company, LTD. (the "Company") as of December 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xi'an Xilan Natural Gas Company, LTD as of December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.



KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS


Los Angeles, California
November 13, 2005

                        XI'AN XILAN NATURAL GAS CO., LTD
                                  BALANCE SHEET
              DECEMBER 31, 2004 AND SEPTEMBER 30, 2005 (UNAUDITED)

                                ASSETS
                                ------

                                                                                     December 31,          September 30,
                                                                                         2004                  2005
                                                                                                            (unaudited)
  CURRENT ASSETS:
      Cash & cash equivalents                                                     $       62,998         $    1,001,243
      Accounts receivable, net                                                             4,944                308,065
      Other receivable                                                                    23,405                 57,902
      Receivable from related party                                                            -                171,563
      Inventory                                                                           46,442                 25,864
      Advances to suppliers                                                                  725                297,712
      Prepaid expense                                                                        200                 16,961
                                                                                  --------------         --------------
                      Total current assets                                               138,712              1,879,311

  PROPERTY AND EQUIPMENT, net                                                          5,267,344              5,405,515

  CONTRACT IN PROGRESS:                                                                  377,497                      -

  OTHER ASSET:                                                                                 -              2,491,411

                                                                                  --------------         --------------
                                                                                  $    5,783,554              9,776,237
                                                                                  ==============         ==============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------

  CURRENT LIABILITIES:
      Accounts payable & accrued expense                                          $       97,238         $      163,974
      Other payable                                                                       60,666                261,772
      Unearned revenue                                                                   931,440                215,724
                                                                                  --------------         --------------
                     Total current liabilities                                         1,089,344                641,470

  STOCKHOLDERS' EQUITY:
      Common stock;
        10,000,000 registered and 30,000,000 unregistered
         shares issued and outstanding                                                 4,832,396
        69,000,000 registered shares issued and outstanding                                                   8,336,893
      Cumulative translation adjustment                                                      572                199,859
      Accumulated deficit                                                               (142,215)               515,582
      Statutory reserve                                                                    3,457                 82,433
                                                                                  --------------         --------------
                     Total stockholders' equity                                        4,694,210              9,134,767

                                                                                  --------------         --------------
                                                                                  $    5,783,554         $    9,776,237
                                                                                  ==============         ==============


                        XI'AN XILAN NATURAL GAS CO., LTD
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
      AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)

                                                                      For the Years                        For the Nine Months
                                                                    Ended December 31,                     Ended September 30,
                                                                                                               (unaudited)
                                                                 2004              2003                 2005                2004
                                                               -------------    --------------    ---------------    --------------
 Revenue
          Natural gas revenue                                 $      306,306    $      237,312    $     1,065,017    $      211,990
          Construction / installation revenue                        578,107         1,334,981          1,649,025           489,625
                                                               -------------    --------------    ---------------    --------------
               Total revenue                                         884,413         1,572,293          2,714,042           701,615

 Cost of revenue
          Natural gas cost                                           226,944            94,617            830,527           157,065
          Construction / installation cost                           287,102           963,775            584,772           280,635
                                                               -------------    --------------    ---------------    --------------
                                                                     514,046         1,058,392          1,415,299           437,700

 Gross profit                                                        370,367           513,902          1,298,743           263,915

 Operating expenses
          Selling expenses                                           387,768           344,242            299,352           282,924
          General and administrative expenses                        142,449           143,476            132,991           109,600
                                                               -------------    --------------    ---------------    --------------
               Total operating expenses                              530,217           487,718            432,343           392,525

                                                               -------------    --------------    ---------------    --------------
 Income (loss) from operations                                      (159,850)           26,183            866,400          (128,609)

 Non-operating income (expense):
          Gain on conversion of debt                                       -            82,763                  -                 -
          Interest expense                                                 -           (13,396)                 -                 -
          Interest income                                              1,618               524                894               541
          Other expense                                               (3,535)             (242)              (468)             (221)
                                                               -------------    --------------    ---------------    --------------
               Total non-operating income (expense)                   (1,918)           69,649                426               321
                                                               -------------    ---------------    --------------    --------------

 Net income (loss) before income tax                                (161,768)           95,833            866,826          (128,289)

 Income tax                                                                -            16,618            130,024                 -
                                                               -------------    --------------    ---------------    --------------

                                                               -------------    --------------    ---------------    --------------
 Net income (loss)                                             $    (161,768)   $       79,214    $       736,802    $     (128,289)
                                                               =============    ==============    ===============    ==============

 Basic and diluted weighted average shares outstanding            40,000,000        10,082,192         69,000,000        40,000,000
                                                               =============    ==============    ===============    ==============

 Basic and diluted net income (loss) per share                 $       (0.00)   $         0.01    $          0.01    $        (0.00)
                                                               =============    ==============    ===============    ==============


                        XI'AN XILAN NATURAL GAS CO., LTD
                        STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                      Common                    Cumulative                                Total
                                                      stock                     translation    Statutory  Accumulated  stockholders'
                                                      shares         Amount     adjustment       Reserve    deficit       equity
                                                    ----------    -----------   ------------   ----------  ----------  ------------
Balance, December 31, 2002                          10,000,000    $ 1,207,729   $          -   $        -  $ (56,204)  $  1,151,525

Net income for the year ended December 31, 2003              -              -              -            -     79,214         79,214

Conversion of debt to equity                        30,000,000      3,624,667              -            -          -      3,624,667

Statutory reserve                                            -              -              -        3,457     (3,457)             -

                                                    ----------    -----------   ------------   ----------  ----------  ------------
Balance, December 31, 2003                          40,000,000      4,832,396              -        3,457     19,553      4,855,406

Cumulative translation adjustment                            -              -            572            -          -            572

Net loss for the year ended December 31, 2004                -              -              -            -   (161,768)      (161,768)

                                                    ----------    -----------   ------------   ---------- ------------ ------------
 Balance December 31, 2004                          40,000,000    $ 4,832,396   $        572   $   3,457  $ (142,215)  $  4,694,210
                                                    ==========    ===========   ============   ========== ============ ============

                        XI'AN XILAN NATURAL GAS CO., LTD
                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
      AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)

                                                                                For the Years            For the Nine Months
                                                                                Ended December 31,        Ended September 30,
                                                                                                            (unaudited)
                                                                        2004           2003           2005                2004
                                                                     -------------  -------------  -------------  -------------
   CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (loss)                                             $    (161,768) $      79,214  $     736,802  $    (128,289)
       Adjustments to reconcile net income (loss) to net cash
       provided in operating activities:
            Gain on conversion of debt                                           -        (82,763)             -              -
            Loss on disposal of property                                     3,242              -              -              -
            Depreciation and amortization                                  314,453        260,765        204,426        235,757
            (Increase) / decrease in assets:
                 Accounts receivable                                        (4,943)         1,482       (297,892)       (16,543)
                 Inventory                                                 (46,440)             -         21,271        (56,848)
                 Other receivable                                           (6,525)        (5,715)       (33,390)         4,193
                 Receivable from related party                                   -              -       (168,666)             -
                 Advances to suppliers                                      14,982         15,500       (291,955)        15,706
                 Prepaid expense                                               (99)          (101)       (16,474)          (597)
                 Contract in progress                                      118,537       (363,523)       379,584        496,014
            Increase / (decrease) in current liabilities:
                 Accounts payable                                          (64,344)    (1,590,145)    (1,128,496)        26,814
                 Payable to related party                                 (917,642)     4,501,535              -       (120,818)
                 Other payable                                              (2,854)    (1,999,673)     1,388,554         (6,271)
                 Unearned revenue                                          777,436       (174,197)      (724,508)       (53,040)
                                                                     -------------  -------------  -------------  -------------
        Net cash provided by operating activities                           24,035        642,379         69,256        396,079
                                                                     -------------  -------------  -------------  -------------

  CASH FLOWS FROM INVESTING ACTIVITIES
            Payment  on purchase of equipment                               (5,981)      (282,917)      (222,195)      (374,638)
            Advance payment on purchase of equipment - other asset               -              -     (2,449,338)             -
            Proceeds from disposal of property                               1,208              -              -              -
                                                                     -------------  -------------  -------------  -------------
        Net cash used in investing activities                               (4,773)      (282,917)    (2,671,533)      (374,638)
                                                                     -------------  -------------  -------------  -------------

  CASH FLOWS FROM FINANCING ACTIVITIES:
            Payments on short-term loan                                          -       (362,441)             -              -
            Stock issued for cash                                                -              -      3,503,897              -
                                                                     -------------  -------------  -------------  -------------
       Net cash provided by in financing activities                              -       (362,441)     3,503,897              -
                                                                     -------------  -------------  -------------  -------------

  Effect of exchange rate changes on cash and cash equivalents                   -              -         36,625              -

  NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                        19,262         (2,980)       938,245         21,441

  CASH & CASH EQUIVALENTS, BEGINNING BALANCE                                43,736         46,716         62,998         43,736
                                                                     -------------  -------------  -------------  -------------

  CASH & CASH EQUIVALENTS, ENDING BALANCE                            $      62,998  $      43,736  $   1,001,243  $      65,177
                                                                     =============  =============  =============  =============

                        XI'AN XILAN NATURAL GAS CO., LTD
                        NOTES TO THE FINANCIAL STATEMENTS


1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Xi'an Xilan Natural Gas Co, Ltd. (The "Company") was incorporated on January 8, 2000 in Xi'an city in the Shaanxi province, China. The core business of the Company is distribution of natural gas to commercial, industrial and residential customers, construction of pipeline networks, and installation of natural gas fittings and parts for end-users. The Company has an exclusive permit to provide gas utility service in Lantian County and Baqiao District of Xi'an city, China.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts and other receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

Inventory

Inventory is stated at the lower of cost, as determined on a first-in, first-out basis, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Inventory consists of material used in the construction of pipelines.

                        XI'AN XILAN NATURAL GAS CO., LTD
                        NOTES TO THE FINANCIAL STATEMENTS


Property, equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

           Office equipment                                     5 years
           Operating equipment                               5-20 years
           Vehicles                                             5 years
           Buildings                                           30 years

At December 31, 2004, the following are the details of the property and equipment:

           Office equipment                                $     17,419
           Operating equipment                                5,798,308
           Vehicles                                              57,416
           Buildings                                            167,274

           Less:  Accumulated depreciation                     (773,073)
                                                           ------------

           Net book value                                  $  5,267,344
                                                           ============

September 30, 2005, the following are the details of the property and equipment (unaudited):

           Office equipment                                $     19,775
           Operating equipment                                5,930,510
           Vehicles                                             158,616
           Buildings                                            189,073
           Construction in process                              106,178

           Less:  Accumulated depreciation                     (998,637)
                                                            -----------

           Net book value                                   $ 5,405,515
                                                            ===========

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2004 there were no significant impairments of its long-lived assets.

                        XI'AN XILAN NATURAL GAS CO., LTD
                        NOTES TO THE FINANCIAL STATEMENTS


Contracts-in progress

Contracts in progress consist of cost of construction of pipelines for customers.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Revenue from gas sales is recognized when gas is pumped through pipelines to the end users. Revenue from construction and installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time.

Deferred revenue

Deferred revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the year ended December 31, 2004 and 2003 were insignificant.

Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123. No options have been granted for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005.

                        XI'AN XILAN NATURAL GAS CO., LTD
                        NOTES TO THE FINANCIAL STATEMENTS

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2004 and September 30, 2005, there was no significant book to tax differences.

LOCAL PRC INCOME TAX

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%. The Company is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Accordingly, the Company's income is subject to a reduced tax rate of 15%.

At December 31, 2004, the Company had net operating loss of approximately $162,000 all of which was generated in the Peoples Republic of China (PRC). Under PRC income tax rules, net operating losses can be carried forward for 5 years. The Company has recorded a 100% valuation allowance on the gross amount of deferred tax assets of $25,000 based on the uncertainty of its realization at December 31, 2004. There were no other book to tax differences at December 31, 2004 and 2003.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

                                                             For the Years                 For the Nine Months
                                                           Ended December 31,              Ended September 30,
                                                                                               (unaudited)
                                                         2004             2003             2005           2004
                                                     -------------    --------------    -----------    ------------
Tax provision (credit) at statutory rate                (34%)              34%              34%           (34%)
Foreign tax rate difference                              19%              (19%)           (19%)            19%
Change in valuation allowance                            15%                -                -             15%
Other                                                                       2%
                                                     -------------    --------------    -----------    ------------
                                                          -                17%             15%              -
                                                     =============    ==============    ===========    ============

Foreign Currencies Translation

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items of income statement are recorded at the average exchange rate. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

                        XI'AN XILAN NATURAL GAS CO., LTD
                        NOTES TO THE FINANCIAL STATEMENTS


Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows:

In  accordance  with  Statement  of  Financial   Accounting  Standards  No.  95,
"Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Supplemental Disclosure to Cash Flows

During the year ended December 31, 2003 cash from financing and operating activities exclude the effect of the conversion of debt to equity for $3,624,667 and gain on conversion of debt of 82,763.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company's assets are located in People's Republic of China.

Recent Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

                        XI'AN XILAN NATURAL GAS CO., LTD
                        NOTES TO THE FINANCIAL STATEMENTS


In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

The Company believes that the adoption of this standard will have no material impact on its financial statements.

3.   OTHER ASSET

Other asset consists of advance payments for purchases of certain equipment.

4.   OTHER PAYABLE

Other payable consists of the following as of December 31, 2004:

         Other accounts payable               $   26,360
         Welfare payable                          14,673
         Tax payable                              18,874
         Other levies                                759
                                              ----------
                  Total                       $   60,666
                                              ==========

Other payable consists of the following as of September 30, 2005 (unaudited):

         Other accounts payable               $   24,659
         Welfare payable                          13,433
         Tax payable                             220,280
         Other levies                              3,400
                                              ----------
                  Total                       $  261,772
                                              ==========

5.   SHAREHOLDERS' EQUITY

On January 1, 2003, the Company had 10,000,000 registered shares issued and outstanding.

On December 30, 2003, the Company converted $ 3,624,667 of debt in to 30,000,000 shares of common stock. The Company recorded a gain on conversion of $82,763 as a result of this transaction. The shares were recorded as paid in capital since the shares were not registered.

The Company did not have any issuances of its stock in the year ended December 31, 2004.

During the nine months ended September 30, 2005, the Company issued 29,000,000 shares of common stock for $3,503,897 cash contribution (unaudited).

                        XI'AN XILAN NATURAL GAS CO., LTD
                        NOTES TO THE FINANCIAL STATEMENTS

6.   EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan was $10,045 and $9,485 and $8,360 and $7,528 for the years ended December 31, 2004 and 2003 and for nine month periods ended September 30, 2005 and 2004 (unaudited), respectively.

7.   STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)  Making up cumulative prior years' losses, if any;

(ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii)Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

(iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The  Company  has  appropriated  $78,976 as reserve  for the  statutory  surplus reserve and welfare fund for the nine months ended September 30, 2005 (unaudited) and $3,547 for the year ended December 31, 2003. No allocation was made for the year ended December 31, 2004 as the company had net loss from operations.

8.   EARNINGS PER SHARE

Earnings per share for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005 and 2004 (unaudited) are determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. At December 31, 2004 and 2003 and September 30, 2005 and 2004, there were no dilutive securities.

9.   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company purchases all of the natural gas for resale from one vendor. No amount was owing to this vendor at December 31, 2004 or at September 30, 2005.

Three major customers accounted for 84%, 92% and 82% of the construction revenue for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2004 (unaudited), respectively. One customer accounted for 87% of the construction revenue for the nine months ended September 30, 2005.

The Company's operations are carried out in the People's Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People's Republic of China, by the general state of the People's Republic of China`s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

10.  RELATED PARTY TRANSACTIONS

The Company has receivable from related parties - shareholders of the Company in the amount of $171,563 as of September 30, 2005 (unaudited).

11.  SUBSEQUENT EVENT

The Company entered in to an agreement with one of its customer under which, the Company will acquire certain equipment for $2,765,200 (RMB 22,300,000). The Company paid $ 1,240,000 (RMB 10,000,000) on April 22, 2005. At September 30,
2005, $308,668 ( RMB 2,489,262) is included in accounts receivable from this customer, which will be adjusted against the purchase price at the date of transfer of title to the equipment. The agreement stipulates that 100 days after the advance payment, the equipment will be transferred to the Company. The remaining unpaid balance will be paid by the Company through delivery of natural gas to this customer at a specified price per cubic meter of gas.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee                                         $  2,526.89
Printing and engraving expenses                              $  5,000.00
Legal fees and expenses                                      $ 50,000.00
Accounting fees and expenses                                 $ 10,000.00
Miscellaneous expenses                                       $ 10,000.00

     Total................................................   $ 77,526.89


     The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On January 17, 2006, the Company entered into securities purchase agreements with an accredited investor and completed the sale of $2,824,802 of units. The units contained an aggregate of 1,008,857 shares of common stock and 274,633 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

     On January 10, 2006 through January 13, 2006 the Company entered into securities purchase agreements with four accredited investors and completed the sale of $2,195,198 of units. The units contained an aggregate of 783,999 shares of common stock and 213,422 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction and received warrants to purchase 121,955 shares of common stock on the same terms and conditions as the investors.

     On January 6, 2006 and January 9, 2006, the Company entered into securities purchase agreements with four accredited investors and completed the sale of $5,380,000 of units. The units contained an aggregate of 1,921,572 shares of common stock and 523,055 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction and received warrants to purchase 298,888 shares of common stock on the same terms and conditions as the investors.

     * All of the above  offerings  and  sales  were  deemed to be exempt  under
Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

     Pursuant to a Share Purchase Agreement, which closed on December 6, 2005, we issued an aggregate 4,000,000 shares of common stock to former shareholders of Xian Xilan Natural Gas Co., Ltd. These shares were issued in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended

     Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

Exhibit
Number         Description of Exhibit
--------------------------------------------------------------------------------
3.1 Articles of Incorporation (incorporated by reference to same exhibit filed with the Company's Form 10SB Registration Statement filed September 15, 2000, SEC file no. 000-31539).
3.2 Certificate of Ownership of Coventure international Inc. and China Natural Gas, Inc., dated December 12, 2005
3.3 Registrant's By-Laws (incorporated by reference to same exhibit filed with the Company's Form 10SB Registration Statement filed September 15, 2000, SEC file no. 000-31539).
5.1       Opinion of Sichenzia Ross Friedman Ference LLP
10.1 Share Purchase Agreement made as of December 6, 2005 among Coventure International Inc., Xian Xilan Natural Gas Co., Ltd. and each of Xilan's shareholders. (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 9, 2005).
10.2 Return to Treasury Agreement between Coventure International Inc. and John Hromyk, dated December 6, 2005. (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 9, 2005).
10.3 Purchase Agreement made as of December 19, 2005 between China Natural Gas, Inc. and John Hromyk (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 23, 2005).
10.4 Form of Securities Purchase Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 12, 2006).
10.5 Form of Common Stock Purchase Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 12, 2006).
10.6 Form of Registration Rights Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 12, 2006).
21.1      List of Subsidiaries
23.1      Consent of Kabani & Company, Inc.
23.2      Consent of Sichenzia  Ross Friedman  Ference LLP (contained in Exhibit
          5.1)

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Xian, China, on February 10, 2006.

                             CHINA NATURAL GAS, INC.

                             By:   /s/  Minqing Lu
                                   --------------------------
                                   Minqing Lu
                                   Chief Executive Officer (Principal Executive
                                   Officer)

                             By:   /s/ Xiaogang Zhu
                                   --------------------------
                                   Xiaogang Zhu
                                   Chief Financial Officer
                                   (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Minqing Lu and Xiaogang Zhu his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

   SIGNATURE                  TITLE                                DATE
-------------        -----------------------------------      ------------------

/s/ Oinan Ji
------------         Chairman of the Board                     February 10, 2006
Qinan Ji

/s/ Bo Chen
------------         Vice Chairman of the Board                February 10, 2006
Bo Chen

/s/ Minqing Lu
--------------       Chief Executive Officer and Director      February 10, 2006
Minqing Lu

/s/ Xiaogang Zhu
----------------     Chief Financial Officer                   February 10, 2006
Xiaogang Zhu